Exhibit 99.1
American Commercial Lines Announces Third Quarter Results
JEFFERSONVILLE, Ind., Nov. 5 /PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced results for the three and nine months ended September 30, 2008. Revenues for the quarter were $313.7 million, a 21% increase compared with $258.4 million for the third quarter of 2007. Income from continuing operations for the quarter was $18.4 million or $0.36 per diluted share, compared to $15.9 million or $0.30 per diluted share for the third quarter of 2007.
Michael P. Ryan, President and Chief Executive Officer, stated, “The third quarter presented us with both challenges and opportunities. We again had multiple significant weather events, including two hurricanes, which limited our operating capabilities throughout the quarter. Despite all the disruptions, we delivered a 20% improvement in earnings per share over third quarter 2007. We have stayed focused on our program to continue making operational improvements, building a more sustainable book of business, and controlling our costs to improve profitability. In Transportation, we have experienced steady demand and pricing strength across both liquid and dry businesses, realizing an 8% fuel-neutral rate increase this quarter. But we remain cautious about the near-term outlook given the current global economic uncertainties. Our fuel price adjustment clauses are catching up to the price we’re paying, and during the third quarter we were able to more than recover fuel price inflation, though year-to-date fuel inflation remains unfavorable. As a result of operational efficiencies we implemented, we are consuming less fuel per ton mile, and we are seeing increases in the percentage of loaded ton-miles. Our manufacturing segment also continues to make progress with its third consecutive quarter of improved productivity in the shipyard.
“Given the current market dynamics and the cost of capital in today’s market, we continue to evaluate all of our options for refinancing our credit facility with the ultimate goal of developing a capital structure that utilizes our significant asset base and provides the longer-term resources and flexibility needed to reinvest in our fleet and to achieve our broader business goals.”
For the nine months ended September 30, 2008 revenues were $906.9 million, a 21% increase compared with $747.8 million for the first nine months of 2007. Income from continuing operations for the nine months ended September 30, 2008 was $24.0 million or $0.47 per diluted share, compared to $20.7 million or $0.35 per diluted share for the first nine months of 2007. Results for the nine months ended September 30, 2008 included after-tax debt retirement expenses of $1.5 million or $0.03 per diluted share on the amendment of the Company’s credit facility, and an after-tax benefit of $1.3 million or $0.03 per diluted share related to the decision not to withdraw from a multi-employer pension plan for certain represented employees of the Company’s terminal operations. Results for the first nine months of 2007 included after-tax debt retirement expenses of $15.3 million related to the retirement of the Company’s 9.5% senior notes and the Company’s previous revolving credit facility, which reduced earnings per share by $0.26.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations for the third quarter of 2008 was $49.6 million with an EBITDA margin of 15.8% compared to $43.2 million for the third quarter of 2007 with an EBITDA margin of 16.7%. For the nine months ended September 30, 2008, EBITDA from continuing operations was $99.8 million compared to $105.5 million for the nine months ended September 30, 2007. EBITDA margin was 11.0% for the nine months ended September 30, 2008 and 14.1% for the nine months ended September 30, 2007. The attachment to this press release reconciles net income to EBITDA.
Transportation Results
The transportation segment’s revenues were $244.0 million in the third quarter 2008, an increase of 12.0% over the third quarter of the prior year. The revenue increase was driven by 27.5% higher pricing on affreightment contracts, higher outside towing and charter/day rate revenues and higher revenue from scrapping barges, partially offset by lower ton-mile volumes. Slightly more than two-thirds of the affreightment rate increases were driven by fuel escalations under the Company’s contracts, with the remainder attributable to higher fuel-neutral pricing. On average, compared to the third quarter of 2007, the fuel-neutral rate on the dry freight business increased 6.6% and the liquid freight business increased 19.3% in 2008. Total volume measured in ton-miles declined in the third quarter of 2008 to 9.9 billion from 11.6 billion in the same period of the prior year, a decrease of 14.0%. Volume declines in the quarter were attributable to flooding conditions throughout much of the inland waterway system, the impacts of hurricanes Ike and Gustav and the closure of the Mississippi River at New Orleans for 10 days due to the previously disclosed oil spill. On average, 4.6% or 123 fewer affreightment barges operated in the third quarter of this year compared to the third quarter of last year.
Year-to-date, the 14.9% revenue increase over 2007 was driven by a 23.8% pricing increase on affreightment contracts, increases in outside towing and charter/day rate revenues and increased revenue from scrapping barges partially offset by lower ton-mile volumes. Almost two-thirds of the affreightment rate increases were driven by fuel escalations, with the remainder attributable to higher fuel-neutral pricing. On average, compared to the nine months ended September 30, 2007, the fuel neutral rate on the dry freight business increased 7.9% and the liquid freight business increased 12.8%. Year-to-date total volume measured in ton-miles declined in the first nine months of 2008 to 29.6 billion from 32.6 billion in the same period of the prior year, a decrease of 9.1%. This was mostly attributable to inclement weather conditions and severe flooding. On average, 5.4% or 148 fewer barges operated in the first nine months of this year compared to the first nine months of the prior year.
Operating income in the transportation segment increased 3.6% or $1.2 million to $34.0 million in the quarter ended September 30, 2008 compared to the same period of the prior year. This increase was due primarily to favorable fuel price recoveries, lower fuel consumption, fuel-neutral price increases and higher income from scrapping retired barges. The increase was nearly offset by cost inflation. Unfavorable weather-related operating conditions continued to impact operating profit in the quarter. Weather-related water conditions resulted in almost 11,000 idle barge days in the quarter, an increase of over 175% or more than 7,000 days over the prior year. The Company estimates this negatively impacted the transportation segment’s operating margin by approximately $3.2 million in the quarter. Fuel prices increased 63% over third quarter 2007, with an average cost of $3.60 per gallon. The Company estimates it recovered through fuel price escalations approximately $6.8 million more than its direct and indirect fuel cost increases during the quarter. Additionally, operating profits improved due to a $2.5 million increase in income from scrapping and disposal of barges.
Year-to-date operating income in the transportation segment decreased 25.0%, or $15.7 million, to $47.1 million in the nine months ended September 30, 2008 compared to the same period of the prior year. This decline was due to significant increases in fuel prices and unfavorable weather-related operating conditions. The Company estimates it had approximately $10.4 million in direct and indirect unrecovered fuel price increases. During the past nine months high-water conditions caused by abnormally high precipitation levels along the inland waterways increased idle barge days 168% (almost 24,000 days) and drove additional cost inefficiencies of approximately $15 million. These were partially offset by the higher fuel-neutral pricing and a $7.0 million increase in income from scrapping and disposal of barges.
Manufacturing Results
Manufacturing revenues were $57.2 million in the third quarter of 2008 compared to $40.6 million during the same period last year. Manufacturing operating margin increased quarter-over-quarter by 2.1% to 5.3%, an increase of $1.7 million to $3.0 million, primarily driven by improved labor utilization in the shipyard and the reduction in build hours per barge. This margin comparison excludes the impact of certain reserves and write-downs of $3.3 million that were recorded in the third quarter of 2007. Manufacturing lost only one-half of a production day to weather during the quarter, 5.5 less days than in the third quarter 2007.
Manufacturing revenues were $216.9 million for the nine months ended September 30, 2008 compared to $168.0 million for the nine months ended September 30, 2007. This increase was also driven by additional liquid barge sales, higher steel pricing and less internal builds. Through September 30, 2008, 24.5 production days were lost this year due to weather, over 53% more than the days lost in the first nine months of 2007. Manufacturing operating margin for the nine months ended September 30, 2008 increased from 4.3% to 6.0% compared to the nine months ended September 30, 2007, excluding the prior year inventory reserves and write-downs discussed in the quarter comparison above. This represents an increase of $5.8 million to $13.0 million, primarily driven by improved labor utilization in the shipyard and the reduction in build-hours per barge.
Through the end of the third quarter of 2008 ACL’s manufacturing business, Jeffboat LLC (“Jeffboat”), has not completed any barges for internal use by ACL compared to 41 dry and 11 liquid cargo barges completed during the quarter ended September 30, 2007.

The mix of barges sold to third parties shifted significantly to liquid tank barges in the third quarter of 2008 compared to the third quarter of 2007. Jeffboat sold 19 dry hopper barges in the third quarter of 2008 and 55 in the third quarter of 2007. Jeffboat also sold 12 liquid tank barges and 10 hybrid vessels during the third quarter, an increase of 10 liquid tank barges and 10 hybrid vessels over the third quarter of 2007.
On a year-to-date basis through September 30, 2008, Jeffboat sold 242 barges to third parties and produced no barges for internal use by ACL. This is 57 fewer total barges than in the prior year. Although three fewer barges were produced for third parties in the current year, the sales mix in the current year included more higher-priced liquid tank barges and fewer lower-priced dry barges. Combined with higher steel pricing, these factors resulted in higher external revenue in the nine months ended September 30, 2008 than in the same period of the prior year. On a year-to-date basis through September 30, 2008, Jeffboat sold 191 dry cargo barges, 38 liquid tank barges, three ocean-going barges and ten hybrid vessels. This is 39 fewer dry hopper barges, 23 more liquid tank barges, three more ocean-going barges and 10 more hybrid vessels than sold in the prior year. On a year-to-date basis through September 30, 2007, 41 dry barges and 13 liquid tank barges were built for ACL. Our manufacturing sales backlog is $263 million at September 30, 2008 and extends into 2010.
Cash Flow and Debt
ACL’s liquidity under the amended credit agreement was $114.2 million on September 30, 2008. We remain in compliance with our debt covenants.
During the third quarter, the Company had $30.4 million of capital expenditures, generated $32.8 million in cash from operations, and reduced its revolver by $12.3 million to $432.7 million.
For the nine months ended September 30, 2008, ACL had $55.4 million of capital expenditures, used $8.5 million to complete the acquisition of Summit Contracting, and reduced its revolver by $6.3 million.
Third Quarter 2008 Earnings Conference Call
The company will conduct a live webcast and conference call to review and discuss its third quarter 2008 financial results on Thursday, November 6, 2008, at 10:00 a.m. Eastern time.
ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic (800) 510-0708 and International (617) 597-5377. The Participant Passcode is 32474522. For those unable to participate in the live webcast or conference call, the call will be archived at www.aclines.com within three hours of the conclusion of the webcast and the call and will remain available through January 6, 2009.

American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in annual revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. generally, visit http://www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2007 and the Company’s Form 10-Q for the most recent quarter. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007

Revenues
Transportation and Services	$256,456	$217,798	$689,995	$579,796
Manufacturing	57,219	40,569	216,890	168,029

Revenues	313,675	258,367	906,885	747,825

Cost of Sales
Transportation and Services	203,469	170,234	585,205	469,300
Manufacturing	53,537	41,670	201,441	161,238

Cost of Sales	257,006	211,904	786,646	630,538

Gross Profit	56,669	46,463	120,239	117,287

Selling, General and Administrative Expenses	20,110	15,621	60,614	50,459

Operating Income	36,559	30,842	59,625	66,828

Other Expense (Income)
Interest Expense	7,469	6,486	20,189	12,485
Debt Retirement Expenses	—	—	2,379	23,938
Other, Net	(401)	(325)	(1,547)	(2,046)

Other Expenses	7,068	6,161	21,021	34,377

Income from Continuing Operations before Income Taxes	29,491	24,681	38,604	32,451

Income Taxes	11,136	8,793	14,582	11,729

Income from Continuing Operations	18,355	15,888	24,022	20,722

Discontinued Operations, Net of Tax	(7)	3	296	(46)

Net Income	$18,348	$15,891	$24,318	$20,676

Basic earnings per common share:
Income from continuing operations	$0.36	$0.30	$0.47	$0.35
Income from discontinued operations, net of tax	—	—	0.01	—

Basic earnings per common share	$0.36	$0.30	$0.48	$0.35

Earnings per common share — assuming dilution:
Income from continuing operations	$0.36	$0.30	$0.47	$0.35
Income from discontinued operations, net of tax	—	—	0.01	—

Earnings per common share — assuming dilution	$0.36	$0.30	$0.48	$0.35

Weighted Average Shares Outstanding:
Basic	50,631,083	52,503,013	50,395,634	58,400,464
Diluted	50,856,828	53,788,142	50,893,101	59,834,980

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	September 30,	December 31,
	2008	2007(1)
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$6,042	$5,021
Accounts Receivable, Net	137,159	114,921
Inventory	78,720	70,890
Deferred Tax Asset	2,232	2,582
Assets Held for Sale	1,058	325
Prepaid and Other Current Assets	32,953	26,336

Total Current Assets	258,164	220,075
Properties, Net	528,375	511,832
Investment in Equity Investees	3,788	3,456
Other Assets	23,350	25,448

Total Assets	$813,677	$760,811

LIABILITIES
Current Liabilities
Accounts Payable	$53,443	$61,130
Accrued Payroll and Fringe Benefits	21,104	15,720
Deferred Revenue	23,006	17,824
Accrued Claims and Insurance Premiums	23,981	15,647
Accrued Interest	138	1,688
Short Term Debt	432,700	—
Current Portion of Long Term Debt	1,450	—
Customer Deposits	3,607	5,596
Other Liabilities	41,763	32,036

Total Current Liabilities	601,192	149,641
Long Term Debt	—	439,760
Pension Liability	8,156	5,252
Deferred Tax Liability	35,779	26,569
Other Long Term Liabilities	13,697	14,198

Total Liabilities	658,824	635,420

STOCKHOLDERS’ EQUITY
Common stock; authorized 250,000,000 shares at $.01 par value; 63,237,302 and 62,549,666 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	632	626
Treasury Stock; 12,601,645 and 12,407,006 shares at September 30, 2008 and December 31, 2007, respectively	(312,865)	(309,517)
Other Capital	291,040	279,266
Retained Earnings	172,227	148,426
Accumulated Other Comprehensive Income	3,819	6,590

Total Stockholders’ Equity	154,853	125,391

Total Liabilities and Stockholders’ Equity	$813,677	$760,811

(1)	The Condensed Consolidated Balance Sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007

Net Income from Continuing Operations	$18,355	$15,888	$24,022	$20,722
Discontinued Operations, Net of Income Taxes	(7)	3	296	(46)

Consolidated Net Income	$18,348	$15,891	$24,318	$20,676

Adjustments from Continuing Operations:
Interest Income	(30)	(15)	(92)	(142)
Interest Expense	7,469	6,486	20,189	12,485
Debt Retirement Expenses	—	—	2,379	23,938
Depreciation and Amortization	12,626	12,000	38,760	36,765
Taxes	11,136	8,793	14,582	11,729
Adjustments from Discontinued Operations:
Interest Income	(6)	(25)	(38)	(111)
Depreciation and Amortization	—	—	—	—
Taxes	13	1	178	(28)

EBITDA from Continuing Operations	49,556	43,152	99,840	105,497
EBITDA from Discontinued Operations	—	(21)	436	(185)

Consolidated EBITDA	$49,556	$43,131	$100,276	$105,312

EBITDA from Continuing Operations by Segment:
Transportation Net Income	$15,756	$17,855	$11,298	$16,476
Interest Income	(27)	(15)	(85)	(142)
Interest Expense	7,414	6,486	20,134	12,485
Debt Retirement Expenses	—	—	2,379	23,938
Depreciation and Amortization	11,338	11,341	35,477	34,894
Taxes	11,136	8,793	14,582	11,729

Transportation EBITDA	$45,617	$44,460	$83,785	$99,380

Manufacturing Net Income	$3,384	$6,953	$13,698	$14,220
Interest Income	—	—	—	—
Interest Expense	—	—	—	—
Depreciation and Amortization	725	659	2,073	1,871
Taxes	—	—	—	—

Total Manufacturing EBITDA	4,109	7,612	15,771	16,091
Intersegment Profit	(306)	(8,920)	(540)	(9,974)

External Manufacturing EBITDA	$3,803	$(1,308)	$15,231	$6,117

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended September 30, 2008
Total revenue	$244,100	$58,426	$13,181	$(2,032)	$313,675
Intersegment revenues	117	1,207	708	(2,032)	—

Revenue from external customers	243,983	57,219	12,473	—	313,675
Operating expense
Materials, supplies and other	83,087	—	—	—	83,087
Rent	5,772	—	—	—	5,772
Labor and fringe benefits	30,306	—	—	—	30,306
Fuel	59,590	—	—	—	59,590
Depreciation and amortization	11,338	—	—	—	11,338
Taxes, other than income taxes	3,473	—	—	—	3,473
Gain on disposition of equipment	(360)	—	—	—	(360)
Cost of goods sold	—	53,537	10,263	—	63,800

Total cost of sales	193,206	53,537	10,263	—	257,006
Selling, general & administrative	16,757	649	2,704	—	20,110

Total operating expenses	209,963	54,186	12,967	—	277,116

Operating income	$34,020	$3,033	$(494)	$—	$36,559

Quarter ended September 30, 2007
Total revenue	$218,165	$79,295	$—	$(39,093)	$258,367
Intersegment revenues	367	38,726	—	(39,093)	—

Revenue from external customers	217,798	40,569	—	—	258,367
Operating expense
Materials, supplies and other	75,937	—	—	—	75,937
Rent	6,313	—	—	—	6,313
Labor and fringe benefits	27,977	—	—	—	27,977
Fuel	44,341	—	—	—	44,341
Depreciation and amortization	11,341	—	—	—	11,341
Taxes, other than income taxes	4,222	—	—	—	4,222
Gain on disposition of equipment	103	—	—	—	103
Cost of goods sold	—	41,670	—	—	41,670

Total cost of sales	170,234	41,670	—	—	211,904
Selling, general & administrative	14,734	887	—	—	15,621

Total operating expenses	184,968	42,557	—	—	227,525

Operating income	$32,830	$(1,988)	$—	$—	$30,842

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Nine Months ended September 30, 2008
Total revenue	$666,564	$219,083	$25,272	$(4,034)	$906,885
Intersegment revenues	573	2,193	1,268	(4,034)	—

Revenue from external customers	665,991	216,890	24,004	—	906,885
Operating expense
Materials, supplies and other	237,906	—	—	—	237,906
Rent	17,708	—	—	—	17,708
Labor and fringe benefits	86,343	—	—	—	86,343
Fuel	179,100	—	—	—	179,100
Depreciation and amortization	35,477	—	—	—	35,477
Taxes, other than income taxes	11,382	—	—	—	11,382
Gain on disposition of equipment	(644)	—	—	—	(644)
Cost of goods sold	—	201,441	17,933	—	219,374

Total cost of sales	567,272	201,441	17,933	—	786,646
Selling, general & administrative	51,597	2,409	6,608	—	60,614

Total operating expenses	618,869	203,850	24,541	—	847,260

Operating income	$47,122	$13,040	$(537)	$—	$59,625

Nine Months ended September 30, 2007
Total revenue	$580,472	$213,193	$—	$(45,840)	$747,825
Intersegment revenues	676	45,164	—	(45,840)	—

Revenue from external customers	579,796	168,029	—	—	747,825
Operating expense
Materials, supplies and other	205,652	—	—	—	205,652
Rent	18,550	—	—	—	18,550
Labor and fringe benefits	80,893	—	—	—	80,893
Fuel	118,732	—	—	—	118,732
Depreciation and amortization	34,894	—	—	—	34,894
Taxes, other than income taxes	12,060	—	—	—	12,060
Gain on disposition of equipment	(1,481)	—	—	—	(1,481)
Cost of goods sold	—	161,238	—	—	161,238

Total cost of sales	469,300	161,238	—	—	630,538
Selling, general & administrative	47,625	2,834	—	—	50,459

Total operating expenses	516,925	164,072	—	—	680,997

Operating income	$62,871	$3,957	$—	$—	$66,828

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Consolidated EBITDA	$49,556	$43,131	$100,276	$105,312

Transportation Revenue and EBITDA
Revenue	$243,983	$217,798	$665,991	$579,796
EBITDA	45,617	44,460	83,785	99,380

Manufacturing Revenue and EBITDA
(External and Internal)
Revenue	$58,426	$79,295	$219,083	$213,193
EBITDA	4,109	7,612	15,771	16,091

Manufacturing External Revenue and EBITDA
Revenue	$57,219	$40,569	$216,890	$168,029
EBITDA	3,803	(1,308)	15,231	6,117

Average Domestic Barges Operated
Dry	2,321	2,460	2,372	2,556
Liquid	382	381	384	379

Total	2,703	2,841	2,756	2,935

Fuel Price (Average Dollars per gallon)	$3.60	$2.21	$3.27	$1.99

Capital Expenditures (including software)	$30,903	$51,769	$56,952	$84,588
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended September 30, 2008 as compared with Quarter Ended September 30, 2007
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended Sept. 30,			3rd Quarter
	2008	2007	Variance	2008		2007
REVENUE
Transportation and Services	$256,456	$217,798	$38,658	81.8%		84.4%
Manufacturing (external and internal)	58,426	79,295	(20,869)	18.6%		30.7%
Intersegment manufacturing elimination	(1,207)	(38,726)	37,519	(0.4%	)	(15.1%	)

Consolidated Revenue	313,675	258,367	55,308	100.0%		100.0%

OPERATING EXPENSE
Transportation and Services	222,930	184,968	37,962
Manufacturing (external and internal)	55,087	72,363	(17,276)
Intersegment manufacturing elimination	(901)	(29,806)	28,905

Consolidated Operating Expense	277,116	227,525	49,591	88.3%		88.1%

OPERATING INCOME
Transportation and Services	33,526	32,830	696
Manufacturing (external and internal)	3,339	6,932	(3,593)
Intersegment manufacturing elimination	(306)	(8,920)	8,614

Consolidated Operating Income	36,559	30,842	5,717	11.7%		11.9%

Interest Expense	7,469	6,486	983
Debt Retirement Expenses	—	—	—
Other Expense (Income)	(401)	(325)	(76)

Income Before Income Taxes	29,491	24,681	4,810

Income Taxes	11,136	8,793	2,343
Discontinued Operations	(7)	3	(10)

Net Income	$18,348	$15,891	$2,457

Domestic Barges Operated (average of period beginning and end)	2,703	2,841	(138)

Revenue per Barge Operated (Actual)	$90,264	$76,662	$13,602

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Nine Months Ended September 30, 2008 as compared with Nine Months Ended September 30, 2007
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Nine Months Ended Sept. 30,			Nine Months
	2008	2007	Variance	2008		2007
REVENUE
Transportation and Services	$689,995	$579,796	$110,199	76.1%		77.5%
Manufacturing (external and internal)	219,083	213,193	5,890	24.1%		28.5%
Intersegment manufacturing elimination	(2,193)	(45,164)	42,971	(0.2%	)	(6.0%	)

Consolidated Revenue	906,885	747,825	159,060	100.0%		100.0%

OPERATING EXPENSE
Transportation and Services	643,410	516,925	126,485
Manufacturing (external and internal)	205,503	199,262	6,241
Intersegment manufacturing elimination	(1,653)	(35,190)	33,537

Consolidated Operating Expense	847,260	680,997	166,263	93.4%		91.1%

OPERATING INCOME
Transportation and Services	46,585	62,871	(16,286)
Manufacturing (external and internal)	13,580	13,931	(351)
Intersegment manufacturing elimination	(540)	(9,974)	9,434

Consolidated Operating Income	59,625	66,828	(7,203)	6.6%		8.9%

Interest Expense	20,189	12,485	7,704
Debt Retirement Expenses	2,379	23,938	(21,559)
Other Expense (Income)	(1,547)	(2,046)	499

Income before Income Taxes	38,604	32,451	6,153

Income Taxes	14,582	11,729	2,853
Discontinued Operations	296	(46)	342

Net Income	$24,318	$20,676	$3,642

Domestic Barges Operated (average of period beginning and end)	2,756	2,935	(179)

Revenue per Barge Operated (Actual)	$241,651	$197,545	$44,106